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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE



                                                              Three Months Ended
                                                                   March 31
             (In thousands, except per share data)              2002      2001
                                                              -------   -------

Denominator for basic earnings per share - average common
 shares outstanding                                            14,160    14,143
Dilutive common stock options                                     144       211
                                                              -------   -------
Denominator for diluted earnings per share                     14,304    14,354
                                                              =======   =======

Numerator:  Net income attributable to common shares          $10,468   $14,222

Net income per share:
 Basic                                                        $  0.74   $  1.01
 Diluted                                                         0.73      0.99